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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-115579, 333-59636, 333-41348, 333-41288 and 333-140220), Registration Statement No. 333-116379 on Form S-4, Registration Statement No. 333-143510 on Form S-3ASR and Registration Statements on Form S-3 (Nos. 333-104124, 333-37994, 333-69578 and 333-86606), of our reports dated February 26, 2009, relating to the consolidated financial statements of Janus Capital Group Inc. (which report expresses an unqualified opinion), and the effectiveness of Janus Capital Group Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 26, 2009

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  Exhibit 23.1